                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement     [_] Confidential, for Use of the
                                         Commission Only (as permitted by Rule
                                         14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material under Rule 14a-12

                                 THE GAP, INC.
                      ----------------------------------
             (Name of Registrant as Specified in Its Certificate)

               ------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

PROXY
NOTICE OF ANNUAL MEETING OF GAP INC. SHAREHOLDERS AND PROXY STATEMENT

May 10, 2002
Albuquerque, New Mexico



GAP INC. GAP BANANA REPUBLIC OLD NAVY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 10, 2002

To Our Shareholders:

The Annual Meeting of Shareholders of The Gap, Inc. will be held at the Hyatt Regency Hotel located at 330 Tijeras NW, Albuquerque, New Mexico on Friday, May 10, 2002 at 10:00 a.m., for the following purposes:

1. To elect a Board of Directors;

2. To ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending on February 1, 2003;

3. To consider and vote upon a proposal to increase the number of shares of our common stock available for issuance under our Employee Stock Purchase Plan (from 13,500,000 to 24,500,000); and

4. To transact such other business as may properly come before the meeting.

These items of business are more fully described in the Proxy Statement following this Notice.

You must be a shareholder of record at the close of business on March 15, 2002 to vote at the Annual Meeting. A complete list of shareholders entitled to vote at this meeting will be available for inspection at our offices at Two Folsom Street, San Francisco, California for a period of ten days before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares by either (a) completing and returning the enclosed proxy card, (b) touch-tone telephone from the United States and Canada, using the toll-free telephone number on your proxy card, or (c) the internet.

If you plan to attend the meeting and you are a shareholder of record (your shares are in your name), you must bring the enclosed admission ticket and identification with you to the meeting. If you plan to attend the meeting and your shares are held in "street name" (your shares are in the name of your broker or bank), check the box on the right side of the card so that your broker can send you a legal proxy. You must bring the legal proxy and identification to the meeting. You will not be allowed to attend this meeting without proof of share ownership and identification.

By Order of the Board of Directors,

/s/ Lauri M. Shanahan

Lauri M. Shanahan
Secretary
April 4, 2002

THE GAP, INC.
TWO FOLSOM STREET, SAN FRANCISCO, CALIFORNIA 94105

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held on May 10, 2002 at 10:00 a.m. at the Hyatt Regency Hotel located at 330 Tijeras NW, Albuquerque, New Mexico, and at any adjournment thereof. This statement and the enclosed form of proxy were first sent to shareholders on or about April 4, 2002. References in this Proxy Statement to the "Company," "we," "us," and "our" refer to The Gap, Inc.

THE PROXY

The persons named as proxyholders were selected by our Board of Directors and are officers of the Company.

The proxyholders will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted:

FOR the election of directors nominated by the Board of Directors;

FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 1, 2003; and

FOR approval of the proposal to increase the number of shares of the Company's common stock available for issuance under our Employee Stock Purchase Plan.

We will pay all expenses in connection with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) or a proxy solicitation firm retained by us may solicit proxies by telephone, fax or in person.

You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting.

VOTING SECURITIES AND VOTING RIGHTS

Our only outstanding voting securities are our shares of common stock, of which 866,759,250 shares were outstanding at the close of business on March 15, 2002. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted to the meeting.

The election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Election of directors by shareholders will be determined by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. The other matters submitted for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If you hold shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Board of Directors proposes to nominate the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Name, Age, Principal Occupation During Past Five Years and Other Information   Served as Director Since
------------------------------------------------------------------------------------------------------- -

Adrian D. P. Bellamy, 60                                                                           1995
------------------------------------------------------------------------------------------------------- -
Chairman of Gucci Group NV, luxury accessories and apparel manufacturer and retailer, and The Body Shop
International plc. Director of Reckitt Benckiser plc, and Williams-Sonoma, Inc.

Chairman of the Compensation and Stock Option Committee

Chairman of the Corporate Governance Committee

Member of the Human Resources Development Committee

Millard S. Drexler, 57                                                                             1983
------------------------------------------------------------------------------------------------------- -
Chief Executive Officer of the Company since 1995 and President of the Company since 1987. Director of
Apple Computer Inc.
Member of the Human Resources Development Committee

Donald G. Fisher, 73                                                                               1969
------------------------------------------------------------------------------------------------------- -
Chairman of the Company since 1969. Chief Executive Officer of the Company, 1969-95. Director of The
Charles Schwab Corporation.
(Donald G. Fisher and Doris F. Fisher are husband and wife)

Doris F. Fisher, 70                                                                                1969
------------------------------------------------------------------------------------------------------- -
Merchandising consultant to the Company.

(Donald G. Fisher and Doris F. Fisher are husband and wife)

Robert J. Fisher, 47                                                                               1990
------------------------------------------------------------------------------------------------------- -
Executive Vice President of the Company, 1992-99; President of Gap Division 1997-99; Chief Operating
Officer of the Company, 1992-93 and 1995-97. Director of Sun Microsystems, Inc.

(Robert J. Fisher is the son of Donald G. and Doris F. Fisher)

Chairman of the Human Resources Development Committee


Glenda A. Hatchett, 50                                                                          1999
--------------------------------------------------------------- ----------------------------------------
Judge on the syndicated television program "Judge Hatchett" since 2000. Chief Judge, Fulton County
Juvenile Court, Atlanta, Georgia, 1991-99. Director of HCA-The Healthcare Company.

Member of the Compensation and Stock Option Committee

Member of the Corporate Governance Committee

Steven P. Jobs, 47                                                                              1999
--------------------------------------------------------------- ----------------------------------------
Chief Executive Officer, Apple Computer, Inc., a computer hardware and software company, since 2000;
Interim Chief Executive Officer, 1997-2000. Chairman and Chief Executive Officer, Pixar, an animation company, since 1986. Chairman and Chief Executive Officer, NeXT Software, Inc., a software company,
1985-97. Director of Apple Computer, Inc.

Member of the Corporate Governance Committee

John M. Lillie, 65                                                                              1992
--------------------------------------------------------------- ----------------------------------------
Vice Chairman of the Company since January 2001. President, Sequoia Associates LLC, private investment firm, since 1998. Chairman, The Epic Team, bicycle and accessory products, 1996-98.

Member of the Human Resources Development Committee

Arun Sarin, 46                                                                                  2001
--------------------------------------------------------------- ----------------------------------------
Chief Executive Officer of Accel-KKR Telecom, a venture focused on telecommunications industry investments, since 2001; Chief Executive Officer of InfoSpace, Inc., a global internet infrastructure company, 2000-2001; Chief Executive Officer of the Asia/Pacific region of Vodafone (AirTouch), 1999-
2000; President and Chief Operating Officer of AirTouch Communications, 1997-1999; President and
Chief Executive Officer of AirTouch International, 1995-1997. Director of Accel-KKR, Vodafone plc, The
Charles Schwab Corporation and Cisco Systems.

Member of the Audit and Finance Committee

Member of the Compensation and Stock Option Committee

Member of the Corporate Governance Committee

Member of the Human Resources Development Committee

Charles R. Schwab, 64                                                                           1986
--------------------------------------------------------------- ----------------------------------------
Chairman and Co-Chief Executive Officer of The Charles Schwab Corporation, financial services firm, since 1998. Chairman and Chief Executive Officer of The Charles Schwab Corporation, 1986-98. Director
of Siebel Systems, Inc.

Chairman of the Audit and Finance Committee

Member of the Corporate Governance Committee

Mayo A. Shattuck III, 47                                                                        2002
--------------------------------------------------------------- ----------------------------------------
President and Chief Executive Officer of Constellation Energy Group since November 2001; Chairman and Chief Executive Officer of Deutsche Bank Alex Brown 1999-2001; Vice Chairman of Bankers Trust
Corporation, 1997-1999; President and Chief Operating Officer of Alex Brown Inc., 1991-1997. Director of
Constellation Energy Group.

Member of the Audit and Finance Committee

Member of the Corporate Governance Committee

Information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended February 2, 2002.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors has four standing committees: the Audit and Finance Committee, the Compensation and Stock Option Committee and the Corporate Governance Committee, each of which is composed of directors who are not our employees ("non-employee directors"), and the Human Resources Development Committee, which is composed of non-employee directors and employee directors.

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of our accounting, auditing, and reporting practices. The functions of the committee include (i) recommending the engagement of our independent auditors and reviewing with them the plan, scope and results of their audit for each year,
(ii) reviewing with our Consulting and Assurance Services department the plan, scope and results of their operations, (iii) considering and reviewing other matters relating to our financial and accounting affairs, and (iv) overseeing our Corporate Compliance Program. The present members of the Audit and Finance Committee are Messrs. Sarin, Schwab (Chairman) and Shattuck.

The functions of the Compensation and Stock Option Committee are to review and approve salaries and other forms of compensation for all corporate and divisional officers, to approve the guaranteeing or granting of loans to certain corporate and divisional officers under our Relocation Loan Plan, to grant stock and options to purchase stock to selected employees under our stock plans, to make awards under our annual and long-term incentive plans to key employees, and to make recommendations to the Board concerning the compensation of non-employee directors. The present members of the Compensation and Stock Option Committee are Messrs. Bellamy (Chairman) and Sarin and Ms. Hatchett.

The functions of the Corporate Governance Committee are to make recommendations to the Board on all matters concerning corporate governance and directorship practices, including the qualifications and retention of directors, the size and function of the Board of Directors, the functions and duties of the committees of the Board, the effectiveness and procedures of the Board, retirement policies of non-employee directors, and succession planning for directors. The present members of the Corporate Governance Committee are Messrs. Bellamy (Chairman), Jobs, Sarin, Schwab and Shattuck, and Ms. Hatchett.

The functions of the Human Resources Development Committee are to advise senior management on policy and strategy regarding the development of senior executives, to review the succession planning of the top-level positions, to review the individual development strategies of that group and their individual development plans, to assess the overall talent of all our vice presidents and above, to counsel with the CEO for the placement of key employees, and to review leadership and management processes as appropriate, including leadership development programs. The present members of the Human Resources Development Committee are Messrs. Bellamy, Drexler, Robert Fisher (Chairman), Lillie and Sarin.

During the last fiscal year, the Board of Directors held five meetings, the Compensation and Stock Option Committee held six meetings, the Audit and Finance Committee held three meetings, the Corporate Governance Committee held one meeting, and the Human Resources Development Committee held seven meetings. Each director attended at least 75% of the meetings of the Board and committees on which he or she served, with the exception of Mr. Jobs and Mr. Schwab who each attended 67% of the meetings of the Board and committees on which each served.

COMPENSATION OF DIRECTORS

We do not pay director fees to directors who are employees of the Company or any affiliated company.

We pay each of our non-employee directors an annual retainer of $36,000 per year, payable quarterly, which is diminished by $2,500 for each Board and/or committee meeting missed (maximum of $2,500 per meeting series). Mr. Jobs has elected not to receive the retainer. Our non-employee directors who serve as committee chairs receive an additional annual retainer of $16,000 per year, payable quarterly, for each committee chaired. In addition, we reimburse travel expenses to attend Board and committee meetings. All directors and their immediate families are eligible to receive discounts on our merchandise.

Under our Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to forego receipt of his or her annual retainer on a quarterly basis in exchange for an option to purchase shares of our common stock. In October 2001, the Board of Directors approved an amendment to the plan to increase the limit on the number of shares per quarter from 937 to a maximum of 2,500 shares under certain circumstances so that the options are not discounted by more than 75%. Any such options will have an exercise price which is discounted to reflect an amount up to the foregone retainer, will be exercisable immediately, and will have a maximum term of seven years. Any portion of the foregone retainer which would otherwise result in the number of options exceeding the 2,500 share limit will be paid in cash. Shares issued under the plan will come from treasury shares. Each non-employee director, except for Mr. Jobs, participated in the plan in fiscal 2001.

Under our 1996 Stock Option and Award Plan, non-employee directors are eligible to receive stock options according to a pre-determined formula, as follows: (i) each new non-employee director automatically receives an option to purchase 15,000 shares at the then-current fair market value; and (ii) each continuing non-employee director automatically receives yearly an option to purchase 3,750 shares at the then-current fair market value. All initial options to new non-employee directors are granted on the date of appointment to the Board. All continuing non-employee director options are granted on the first business day after each Annual Meeting of Shareholders. The options normally become exercisable three years after the date of grant. In addition, the Compensation and Stock Option Committee is authorized to grant discretionary options to non-employee directors using treasury shares.

In October 2001, the Board of Directors made a special stock option grant to non-employee directors in the amount of 10,000 shares for each director, plus an additional 2,000 shares for each committee participation. The options were granted at fair market value and become exercisable three years after the date of grant. Each director who received the special stock option grant waived the annual grant that otherwise would have been automatically granted in May 2002 following the Annual Meeting. Mr. Jobs elected not to receive any annual or special stock option grant.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan which sets mandatory retirement from service on the Board at age 72 and provides for annual benefits if a non- employee director has served on the Board for five consecutive years and is still a director at age 72. The annual benefit payable to an eligible retired director is equal to 75% of the annual retainer fee in effect at the time of the director's retirement. The duration of these annual payments equals the number of years that the director served on the Board. If the director dies before the maximum payment period expires, payments will continue for the life of his or her surviving spouse, or until the end of the maximum payment period, whichever is sooner. In fiscal 1996, the Board of Directors elected to discontinue this plan for future directors. Directors in office at January 27, 1997 are still eligible for plan benefits, assuming they meet the requirements of the plan; however, the benefit payable will be capped at the current level (i.e., 75% of $36,000).

In fiscal 2001, Doris Fisher received $24,000 for merchandising services rendered in the course of her employment with the Company. As an employee, Mrs. Fisher participates in all benefits which we make available to our employees generally, except for stock-based compensation and bonus programs.

In May 2001, the Board of Directors amended the agreements relating to certain outstanding options held by Mr. Brooks Walker, Jr., a former member of the Board of Directors, to provide for a three-year extension of exercisability following his retirement from the Board of Directors in May 2001.

PROPOSAL NO. 2
SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 1, 2003. Deloitte & Touche LLP has acted as our auditors since 1972. If shareholders fail to approve the selection of such auditors, the Board of Directors will reconsider the selection.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and available to make statements to, and respond to appropriate questions of, shareholders.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to us for the fiscal year ended February 2, 2002 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte & Touche"), which includes Deloitte
Consulting:

Fees                                                             Amount
------------------------------------------------------------ ----------
Audit Fees                                                   $  996,000
Financial Information Systems Design and Implementation Fees          0
All Other Fees (1,2)                                          1,674,000
-----------------------------------------------------------------------
Total Fees for the fiscal year ended February 2, 2002        $2,670,000

1. The Audit and Finance Committee of the Board of Directors has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

2. Includes audit related fees of $745,000 related to statutory audits, audits of subsidiaries, audits of benefit plans and debt offerings.

The Audit and Finance Committee has revised our policy to monitor and limit as appropriate non-audit related services performed by our Independent Auditors. The new policy requires pre-approval by our Chief Financial Officer and Chief Internal Auditor of any contract for services, other than audit and audit related services, up to $100,000 and by the Audit and Finance Committee for any such contract in excess of $100,000.


REPORT OF THE AUDIT AND FINANCE COMMITTEE

Notwithstanding anything to the contrary in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Committee operates under a written charter adopted by the Board of Directors. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended February 2, 2002 with the Company's management. The Committee has discussed with Deloitte & Touche LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee also has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee's review and discussions noted above, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002 for filing with the Securities and Exchange Commission.

Charles R. Schwab (Chairman)
Arun Sarin
Mayo A. Shattuck III

PROPOSAL NO. 3
INCREASE IN THE NUMBER OF SHARES AVAILABLE UNDER THE EMPLOYEE STOCK PURCHASE
PLAN

Our Employee Stock Purchase Plan (the "ESPP") provides our eligible employees and those of our participating subsidiaries with the opportunity to purchase shares of our common stock through convenient payroll deductions.

The Board of Directors has determined that in order to give us the ability to continue to attract and retain the talented employees, the number of shares issuable under the ESPP should be increased. Therefore, on January 29, 2002, the Board of Directors amended the ESPP to reserve an additional 11,000,000 shares of common stock for issuance under the ESPP from 13,500,000 to 24,500,000, subject to approval of our shareholders at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

Purpose

The purpose of the ESPP is to provide our eligible employees with the opportunity to purchase shares of our common stock through payroll deductions. The ESPP is intended to qualify as an employee stock purchase plan under
Section 423 of the Internal Revenue Code of 1986, as amended.

Eligibility to Participate

Most of our employees and those of our participating subsidiaries are eligible to elect to participate in the ESPP. However, employees who have the right to acquire five percent or more of our voting stock or the voting stock of any of our subsidiaries are not eligible. Also, seasonal employees (that is, employees whose customary employment is for not more than five months in any calendar year) are not eligible. As of December 2001, approximately 16,277 employees are participating in the ESPP.

Administration, Amendment and Termination

The Global Benefits Committee administers the ESPP.

The members of the Global Benefits Committee are appointed by and serve at the pleasure of our Chief Executive Officer.

Subject to the terms of the ESPP, the Global Benefits Committee has all discretion and authority necessary or appropriate to supervise and control the operation and administration of the ESPP, including the power to interpret and determine any question arising in connection with the ESPP. The Global Benefits Committee may delegate one or more of its duties in the administration of the ESPP to any one of its members or to any other person.

The Board of Directors, in its sole discretion, may amend or terminate the ESPP at any time and for any reason. Assuming approval of this proposal, we plan to register the additional 11,000,000 shares on Form S-8 under the Securities Act of 1933.

Number of Shares of Common Stock Available under the ESPP

A maximum of 24,500,000 shares of common stock are available for issuance pursuant to the ESPP. Shares sold under the ESPP may be newly issued shares or treasury shares. In the event of any stock split or other change in our capital structure, appropriate adjustments will be made in the number, kind and purchase price of the shares available for purchase under the ESPP.

Enrollment and Contributions

Eligible employees voluntarily elect whether or not to enroll in the ESPP. Employees join for a purchase period of six months. Employees who have enrolled in the ESPP in previous periods, will continue to participate in future rolling six-month periods. However, an employee may cancel their participation at any time (subject to ESPP rules).

Employees contribute to the ESPP through payroll deductions. Participating employees generally may contribute up to 15% of their eligible compensation through after-tax payroll deductions. From time to time, the Global Benefits Committee may establish a lower maximum permitted contribution percentage or change the length of the purchase periods (but in no event may any purchase period exceed 27 months). After the purchase period begins, an employee may not change their current contribution percentage until the next enrollment period.

Purchase of Shares

On the last business day of each six-month purchase period, each participating employee's payroll deductions are used to purchase shares of common stock for the employee. The price of the shares purchased will be 85% of the lower of (i) the stock's market value on the first day of the six-month purchase period, or
(ii) the stock market's value on the last day of the purchase period. Market value under the ESPP means the closing price of the common stock on the New York Stock Exchange Composite Transactions Index for the day in question. However, during any single year, no employee may purchase under the ESPP more than the lesser of 25,000 shares of common stock or $25,000 based on market value on the applicable purchase date(s).

Termination of Participation

Participation in the ESPP terminates when a participating employee's employment with the Company ceases for any reason, the employee withdraws from the ESPP or the ESPP is terminated or amended such that the employee no longer is eligible to participate.

Tax Aspects

Based on management's understanding of current federal income tax laws, the tax consequences of the purchase of shares of common stock under the ESPP are as follows:

An employee will have no taxable income when the shares of common stock are purchased for him or her under the ESPP. The employee generally will be taxed when he or she sells or otherwise disposes of the stock (such sales or dispositions are collectively referred to below as sales).

No income tax will be withheld at the time of the purchase of shares under the ESPP. However, proposed IRS regulations would require employers to withhold FICA taxes. The proposed regulations, if finalized, would apply to stock purchases under the ESPP on or after January 1, 2003.

The employee's income tax treatment depends on whether shares are sold within 24 months after the first day of the six-month purchase period in which the shares were purchased (the "24-month holding period"). For a sale after the 24-month holding period, an employee will have ordinary income equal to the lesser of: (i) the amount equal to 15% of the fair market value of the stock on the enrollment date; or (ii) the amount by which the fair market value of the stock at the time of sale exceeds the purchase price. Any additional gain from a sale after the 24-month holding period will be taxed as long-term capital gain. Any loss will be taxed as long-term capital loss.

If shares are sold before the end of the 24-month holding period, a gain up to the amount of the discount received from the stock's market price when the shares were purchased will be taxed at ordinary income. Any additional gain or any loss will be taxed as long-term or short-term capital gain or loss, depending on whether the employee has held the shares for more than one year at the time of sale. The holding period for determining whether the gain or loss is short-term or long-term begins on the day after the stock is purchased through the ESPP.

We will be entitled to deduct for federal income tax purposes an amount equal to the amount of ordinary income that an employee recognizes when he or she sells stock purchased under the ESPP within the 24-month holding period. We will not be entitled to such a deduction with respect to any shares that are sold of after the 24-month holding period.

Pro Forma Benefits for ESPP

Given that we are in the middle of a purchase period, it is not possible to conclusively state the amount of benefits which will be paid under the ESPP this year. Instead, the following table sets forth the amounts that were received by each of the following groups at the end of the last two six-month purchase periods ending May 31, 2001 and November 30, 2001.

Plan Benefits
----------------------------------------------------------------------------------------------------------------
Employee Stock Purchase Plan
----------------------------------------------------------------------------------------------------------------
Name and Principal Position                                              Dollar Value ($)(1) Number of Units (1)
------------------------------------------------------------------------ ------------------- -------------------
Millard S. Drexler                                                                        $0                   0

President and Chief Executive Officer of the Company
----------------------------------------------------------------------------------------------------------------
Anne B. Gust                                                                           7,114                 940

Executive Vice President and Chief Administrative Officer of the Company
----------------------------------------------------------------------------------------------------------------
John M. Lillie                                                                         1,600                 808

Vice Chairman of the Company
----------------------------------------------------------------------------------------------------------------
Jenny J. Ming                                                                         10,063               1,010

President, Old Navy Division
----------------------------------------------------------------------------------------------------------------
Kenneth S. Pilot                                                                      10,063               1,010

President, Gap International Division
----------------------------------------------------------------------------------------------------------------
Executive Group                                                                       41,350               5,606
----------------------------------------------------------------------------------------------------------------
Non-executive Director Group                                                               0                   0
----------------------------------------------------------------------------------------------------------------
Non-executive Officer Employee Group                                              12,242,399           2,343,673
----------------------------------------------------------------------------------------------------------------

1. These pro-forma calculations are based on actual enrollment figures of 17,716 and 14,992 employees as of May 31, 2001 and November 30, 2001, respectively. The dollar value is based on the discount applied to the lower of the closing market price on either the first day of the purchase period or the last day of the purchase period. The closing market prices for December 1, 2000 and November 30, 2001 ($24.75 and $13.23, respectively) were used to calculate purchase prices of $21.04 and $11.25, which represented discounts of $9.96 and $1.98 per share off the closing market price of our stock on their respective dates of purchase, May 31, 2001 ($31.00) and November 30, 2001 ($13.23). The actual total amount of payroll deductions accumulated for both purchase periods was $35,780,790, yielding a total amount of shares to be purchased of 2,349,279. The dollar value for this group of employees is calculated by multiplying the per-share discount amounts by the number of shares to be purchased each period.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of March 15, 2002, to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee and each executive officer named in the Summary Compensation Table, and (iii) all our directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.


Name of Beneficial Owner                        Shares Beneficially Owned (1) Additional Notes Percent of Class
---------------------------------------------------------------------------------------------------------------

Directors and Executive Officers
---------------------------------------------------------------------------------------------------------------
Adrian D. P. Bellamy                                                  125,069               --                *
----------------------------------------------- ----------------------------- ---------------- ----------------
Millard S. Drexler                                                 26,267,612              (2)               3%
----------------------------------------------- ----------------------------- ---------------- ----------------
Donald G. Fisher and Doris F. Fisher                              172,192,677              (3)              20%
----------------------------------------------- ----------------------------- ---------------- ----------------
Robert J. Fisher                                                   53,678,100              (4)               6%
----------------------------------------------- ----------------------------- ---------------- ----------------
Anne B. Gust                                                          656,868               --                *
----------------------------------------------- ----------------------------- ---------------- ----------------
Glenda A. Hatchett                                                     40,219               --                *
----------------------------------------------- ----------------------------- ---------------- ----------------
Steven P. Jobs                                                              0               --               --
----------------------------------------------- ----------------------------- ---------------- ----------------
John M. Lillie                                                        374,104              (5)                *
----------------------------------------------- ----------------------------- ---------------- ----------------
Jenny J. Ming                                                         717,542               --                *
----------------------------------------------- ----------------------------- ---------------- ----------------
Kenneth S. Pilot                                                      475,121              --                 *
----------------------------------------------- ----------------------------- ---------------- ----------------
Arun Sarin                                                              3,811               --                *
----------------------------------------------- ----------------------------- ---------------- ----------------
Charles R. Schwab                                                     152,477              (6)                *
----------------------------------------------- ----------------------------- ---------------- ----------------
Mayo A. Shattuck III                                                      937               --                *
----------------------------------------------- ----------------------------- ---------------- ----------------
All directors and executive officers as a group
(16 persons)                                                      255,453,346              (7)              29%
----------------------------------------------- ----------------------------- ---------------- ----------------

Certain Other Beneficial Holders
---------------------------------------------------------------------------------------------------------------
John J. Fisher                                                     56,101,104              (8)               6%
----------------------------------------------- ----------------------------- ---------------- ----------------

* Indicates ownership of less than 1% of the outstanding shares of our common stock.

1. Shares issuable upon exercise of stock options that are exercisable within 60 days after March 15, 2002 are treated as beneficially owned as follows:
   Mr. Bellamy, 92,669; Mr. Drexler, 16,439,437; Mr. Robert J. Fisher, 4,358; Ms. Gust, 635,000; Ms. Hatchett, 39,837; Mr. Lillie, 347,046; Ms. Ming,
   625,468; Mr. Pilot, 413,153; Mr. Sarin, 2,811; Mr. Schwab, 64,762; Mr.
   Shattuck, 937; and all directors and executive officers as a group, 19,323,728.

2. Includes 281,250 shares held by the Peggy and Millard Drexler Family Foundation of which Mr. Drexler disclaims beneficial ownership. Also includes 3,485,089 shares held in Grantor Retained Annuity Trusts (GRATs).

3. Donald G. Fisher and Doris F. Fisher, who are husband and wife, are the founders of the Company, directors, and, respectively, the Chairman of and a merchandising consultant to the Company. Their address is Two Folsom Street, San Francisco, California 94105. In the table shown above, the 172,192,677 shares beneficially owned by Donald G. Fisher and Doris F. Fisher are beneficially owned by both of them. Of the shares shown, 145,435,645 shares are held as community property of which 86,000,000 are held in a partnership. The remainder of the shares are held by the Fishers as trustees for various foundations and trusts. Amounts shown exclude shares held directly or indirectly by the Fishers' three adult sons, beneficial ownership of which is disclaimed.

4. Includes 2,623,725 shares held jointly by Robert Fisher and his spouse and 26,391,889 shares held by Robert Fisher as trustee under certain trusts. Robert Fisher's address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

5. Includes 21,750 shares held under the Lillie Family Living Trust, over which Mr. Lillie and his wife share voting and investment power. Includes 4,500 shares held by Mr. Lillie's adult children. Mr. Lillie only has investment power over these shares and disclaims beneficial ownership.

6. Includes 8,438 shares owned by Mr. Schwab's spouse.

7. Reflects the information in the footnotes set forth above.

8. Includes 26,391,888 shares owned by John Fisher as trustee under certain trusts. John Fisher's address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by the Securities and Exchange Act of 1934, as amended, the Company notes that Mr. Pilot reported one transaction late on a Form 4. The transaction involved the exercise of options to purchase 2,500 shares of common stock in September 2001. The transaction did not result in any liability under Section 16(b) of such Act.


EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

The following table sets forth for the periods presented compensation paid to, earned by or awarded to our Chief Executive Officer and our four other most highly compensated executive officers in the fiscal year ended February 2, 2002. The footnotes to the table provide additional information concerning our compensation and benefit programs.

Summary Compensation Table
----------------------------------------------------------------------------------------------------------

                                                                                   Long-Term
                                                   Annual Compensation   Compensation Awards
---------------------------------------------------------------------------------------------------------

                                                                       Restricted Securities
                                                          Other Annual      Stock Underlying    All Other
                              Fiscal     Salary     Bonus Compensation     Awards    Options Compensation
Name and Principal Position     Year        ($)       ($)      ($) (1)        ($)        (#)      ($) (2)
---------------------------------------------------------------------------------------------------------
Millard S. Drexler             2001  $2,189,708        $0      $11,992         $0   850,000      $601,634
President and Chief Executive  2000   2,279,138 3,262,500       10,525          0 1,500,000       171,322
Officer of the Company (3)     1999   2,154,084 5,672,500       13,618          0   120,000        20,494
---------------------------------------------------------------------------------------------------------
Anne B. Gust                   2001     599,572         0            0          0   300,000        72,852
Executive Vice President       2000     580,386   450,000            0          0   100,000        21,515
and Chief Administrative       1999     466,925   752,000            0          0    75,000         6,361
Officer of the Company
---------------------------------------------------------------------------------------------------------
John M. Lillie                 2001   1,137,091         0            0          0   300,000       101,761
Vice Chairman of the           2000      41,358         0            0          0   750,000             0
Company (3,4)
---------------------------------------------------------------------------------------------------------
Jenny J. Ming                  2001     848,120         0            0          0   780,000        27,090
President, Old Navy Division   2000     825,165   630,000            0          0    80,000        12,044
---------------------------------------------------------------------------------------------------------
Kenneth S. Pilot               2001     648,670         0            0          0   480,000        15,306
President, Gap                 2000     622,037   457,500            0          0   250,000         7,895
International Division
---------------------------------------------------------------------------------------------------------

1. While the named executive officers enjoy certain perquisites, for fiscal years 1999, 2000 and 2001, these did not exceed the lesser of $50,000 or 10% of each executive officer's salary and bonus. The amounts listed for Mr. Drexler represent tax gross-up payments.

2. These amounts include earnings over 120% of applicable federal long-term rate in accordance with Securities and Exchange Commission rules on deferred compensation credited, but not paid or payable, during the fiscal year under our Executive Capital Accumulation Plan, Executive Deferred Compensation Plan and/or Supplemental Executive Retirement Plan as follows: Mr. Drexler, $592,945 for 2001, $164,486 for 2000 and $14,035 for 1999 ; Ms. Gust,
   $65,352 for 2001, $16,068 for 2000 and $1,125 for 1999 ; Mr. Lillie, $215
   for 2001 and $0 for 2000; Ms. Ming, $20,813 for 2001 and $5,459 for 2000;
   and Mr. Pilot, $11,556 for 2001 and $3,453 for 2000. All remaining amounts shown represent the Company's matching contributions to our GapShare 401(k) Plan. Also includes $100,000 for 2000 that was paid to Mr. Lillie pursuant to a consulting agreement which terminated in January 2001.

3. In September 2001, both Mr. Drexler and Mr. Lillie voluntarily elected to reduce their base salary for fiscal year 2001 by 10%.

4. Mr. Lillie became an executive officer in January 2001.

STOCK OPTIONS

The following tables set forth certain information regarding stock options granted to, exercised by and held by the executive officers named in the Summary Compensation Table.

Option Grants In Last Fiscal Year
----------------------------------------------------------------------------------------------------
Individual Grants

                         Number of
                        Securities Percent of Total                 Market
                        Underlying  Options Granted Exercise or   Price on               Grant Date
                   Options Granted  to Employees in  Base Price Grant Date Expiration Present Value
Name                   (#) (1,2,3)      Fiscal Year      ($/Sh) ($/Sh) (4)   Date (5)       ($) (6)
---------------------------------------------------------------------------------------------------
Millard S. Drexler         300,000            0.99%      $17.12     $13.43  10/29/11   $1,562,910
                           250,000            0.82%       24.14      24.14   4/03/11    3,032,075
                           200,000            0.66%       16.41      13.43  10/29/11    1,074,400
                           100,000            0.33%       15.70      13.43  10/29/11      554,210
---------------------------------------------------------------------------------------------------
Anne B. Gust               225,000            0.74%       14.27      14.27  10/19/11    1,125,006
                            75,000            0.25%       23.86      23.86   4/02/11      627,019
---------------------------------------------------------------------------------------------------
John M. Lillie             300,000            0.99%       14.27      14.27  10/19/11    1,251,390
---------------------------------------------------------------------------------------------------
Jenny J. Ming              360,000            1.18%       14.27      14.27  10/19/11    1,800,009
                           300,000            0.99%       33.90      33.90   5/22/11    4,616,835
                           120,000            0.40%       23.86      23.86   4/02/11    1,003,230
---------------------------------------------------------------------------------------------------
Kenneth S. Pilot           360,000            1.18%       14.27      14.27  10/19/11    1,800,009
                           120,000            0.40%       23.86      23.86   4/02/11    1,003,230
---------------------------------------------------------------------------------------------------

1. Except for the options granted to Mr. Drexler, Mr. Lillie and the 300,000 options granted to Ms. Ming, the options will become exercisable in four equal annual installments commencing one year from the date of grant. The 250,000 and 300,000 options granted to Mr. Drexler and Ms. Ming, respectively, will vest in two equal annual installments commencing four years from date of grant. The remaining 600,000 options granted to Mr. Drexler will vest in installments of 100,000 options one year from date of grant, 200,000 options two years from date of grant and 300,000 options three years from date of grant. The 300,000 options granted to Mr. Lillie will vest in two equal annual installments commencing one year from the date of grant.

2. Under the terms of our 1996 Stock Option and Award Plan, the Compensation and Stock Option Committee retains discretion, subject to plan limits, to modify the terms of outstanding stock options.

3. Options granted to Messrs. Lillie and Pilot and Msess. Gust and Ming with an exercise price of $14.27 were part of an accelerated granting of annual stock option awards to eligible employees, including executive officers, from the first quarter of 2002 to October 2001. In addition, the options granted to Mr. Drexler with exercise prices above the market price ($17.12, $16.41 and $15.70) were part of the same accelerated annual grant process.

4. Average of high and low stock prices for our common stock as reported in NYSE-Composite Transactions for the date of grant.

5. Options granted in fiscal 2001 were granted for a term of ten years and except for the options granted to Mr. Lillie are subject to termination three months following termination of employment in certain events and vesting is accelerated upon death or retirement if the option is held for at least one year. The terms of Mr. Lillie's option grant provides for termination of the option following termination of employment for any reason (including retirement) other than death or involuntary termination. However, Mr. Lillie will have up to ten years to exercise any unexercised portion which is then exercisable at the time of termination. In the event of involuntary termination, he will have up to ten years to exercise any unexercised portion (whether or not exercisable) of the option.

6. This column represents the value of the options on the grant date using the Black-Scholes option pricing model for the common stock, utilizing the following assumptions: stock price volatility of between 43% to 47%; dividend yield of 0.63%; 2 to 8-year expected option terms; 2% to 5% risk-free interest rate; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on assumptions as to the variables of stock price volatility, future dividend yield and interest rate. For an estimate of the impact of all stock option grants on our financial results using the Black-Scholes valuation method, see Note G in the Notes to Consolidated Financial Statements in our Annual Report to Shareholders for the fiscal year ended February 2, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
-----------------------------------------------------------------------------------------------------

                                                             Number of                      Value of
                                                 Securities Underlying                   Unexercised
                         Shares                    Unexercised Options          In-the-Money Options
                    Acquired on        Value             at FY-End (#)                 at FY-End ($)
Name               Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable (1)
-----------------------------------------------------------------------------------------------------
Millard S. Drexler            0           $0 14,523,187    7,870,000   $117,556,745            $0
----------------------------------------------------------------------------------------------------
Anne B. Gust             10,125      197,494    508,863      818,437      2,236,960       604,819
----------------------------------------------------------------------------------------------------
John M. Lillie                0            0    341,421      809,375         68,790             0
----------------------------------------------------------------------------------------------------
Jenny J. Ming            37,260      742,054    561,518    1,820,625      2,951,067     1,358,600
----------------------------------------------------------------------------------------------------
Kenneth S. Pilot         32,500      690,195    254,403    1,176,250        769,519       604,819
----------------------------------------------------------------------------------------------------

1. Represents the difference between the closing price of our common stock on February 1, 2002 ($14.08) and the exercise price of the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2001, Messrs. Bellamy and Sarin and Ms. Hatchett, all of whom were non-employee directors, served on the Compensation and Stock Option Committee of the Board of Directors.

During fiscal 2001, Mr. Drexler served as a member of the Board of Directors of Apple Computer Inc., which does not have a compensation committee. Mr. Jobs, Chief Executive Officer of Apple Computer Inc., serves on our Board of Directors.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation and Stock Option Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers.

Compensation Philosophy

The general philosophy of the Company's compensation program, which has been reviewed and approved by the Committee, is to provide a competitive advantage to the Company and rewards to the executives based both on the Company's performance and on the individual's contribution to the Company. Corporate and divisional performance are evaluated by reviewing the extent to which financial, strategic and target goals are met, including such factors as profitability and sales growth. These performance criteria are reviewed each year to ensure that they are consistent with the Company's mission and strategies. Officers are also given annual goals and their individual performance is evaluated by reviewing progress against these objectives.

The Company's executive compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of shareholder value, to support a performance-oriented environment that rewards achievement of specific internal Company and individual goals, and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company. The program is heavily oriented toward incentive compensation tied to the annual and long-term financial performance of the Company and to the long-term return realized by the Company's shareholders.

There are three main components of the Company's executive compensation program:

.. Base Salary

.. Annual Incentives

.. Long-Term Incentives

Base Salary

Executive officers' salaries generally have been targeted above the average rates paid by competitors to enable the Company to attract and retain highly skilled executives. The Committee believes that the Company remains a target for other companies seeking talent and that, therefore, these rates are necessary to retain the Company's executive officers and other key employees. The Committee reviews the performance of and approves salaries for the Chief Executive Officer and the executive officers on an annual basis, generally in the first fiscal quarter.

The Committee believes that the market for retailing executives, and thus the relevant competitive data, includes a broader group of companies than that shown in the stock price performance graph presented in this Proxy Statement under the heading "Performance Graph." Accordingly, in setting salaries for executive officers, the Committee periodically examines market data and salary surveys for specialty retail, consumer/branded goods, and general industry groups prepared by national consulting companies. Salaries are also adjusted based on actual individual job performance and/or changes in duties and responsibilities.

Mr. Drexler's base salary for fiscal year 2001 was initially set at $2.3 million, remaining unchanged from the prior fiscal year. (In September 2001, the Committee reviewed and accepted Mr. Drexler's voluntary reduction in base salary to $2.07 million, representing a decrease of 10% from the prior year). In setting the Chief Executive Officer's 2001 salary, the Committee considered the Company's 2000 results, future objectives and challenges, and Mr. Drexler's individual performance and contributions. The Company's 2000 performance was judged by the Committee to have fallen short of expectations and not in line with industry/competitor results. The Committee reviewed in detail Mr. Drexler's performance relative to his 2000 goals and his individual contributions to the Company. The Committee concluded that he had not fully achieved his 2000 goals. Specifically, the Company did not achieve its three strategic priorities for 2000: growing earnings and improving the return on investments, developing employees, and strengthening the Brand. The Committee also considered Mr. Drexler's continued decisive management of operational and strategic issues, his drive to reinforce a culture of innovation and his ability and dedication to enhance the long-term value of the Company for the shareholders. Despite the Company's 2001 performance, the Committee continues to believe that Mr. Drexler has the ability to provide the leadership and vision that he has provided throughout his 18-year tenure as a Company executive, during which, on a compounded annual growth basis, the Company's net earnings decreased by 5.5%, net sales increased by 20.5% and market value increased by 27.3%. In making its salary decisions with respect to Mr. Drexler, the Committee exercised its discretion and judgment based on the above factors, and no specific formula was applied to determine the weight of each factor.

Annual Incentive Bonus

Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company.

To carry out this philosophy, the Company has implemented a performance-based Executive Management Incentive Cash Award Plan ("Executive MICAP"), in which bonuses are payable only for the achievement of Company, not individual, performance targets. As a pay-for-performance plan, the Executive MICAP is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific corporate and/or divisional financial goals. Specific measurements are chosen each year among earnings, sales growth and volume, return on assets, and/or return on equity; and threshold, target and maximum payout levels are established to reflect the Company's objectives. These goals and the potential bonuses are reviewed and approved by the Committee in the first quarter of each fiscal year. The goals and the potential bonuses will continue to be reviewed and approved by the Committee at the beginning of each performance period. Under the 2001 guidelines adopted by the Committee, executive officers were eligible to receive a bonus between 15% and 150% of their salary, depending on actual earnings performance compared to target earnings goals set for each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the extent to which earnings goals were achieved and the grade level of the officer. No bonus is paid if threshold goals are not met.

The Company's 2001 performance fell short of its predetermined financial goals for the year. The Chief Executive Officer was eligible to earn between 25% and 150% of his base salary as a bonus under the 2001 guidelines adopted by the Committee at the start of the fiscal year. Because the Company did not meet threshold expectations, neither Mr. Drexler nor the other executive officers received any Executive MICAP bonus.

The Committee believes that the Executive MICAP program provides an excellent link between annual results and the incentives paid to executives.

Long-Term Incentives

Long-term incentives represent over half the total income opportunity for executive officers. These incentives create a direct linkage between executive rewards and increased shareholder value by tying a significant portion of total compensation opportunity to stock options.

The Committee believes that executive officers and other key employees should have significant ownership of the Company's stock. Notably, all executive officers as a group beneficially own approximately 23% of the outstanding shares of common stock. In particular, Mr. Donald Fisher, the Company's founder and Chairman, beneficially owns jointly with his wife Doris Fisher approximately 20% of the outstanding shares.

Long-Term Performance Plan

The Company also has had an Executive Long-Term Cash Award Performance Plan ("ELCAPP"), in which officers could earn bonuses for results over a three-year performance cycle for achievement of Company and/or business unit performance targets. The targets and the potential amounts of officer bonuses were reviewed and approved by the Committee at the beginning of each cycle. No bonus is paid if threshold goals are not met unless the Company's return on assets is in the top 10% of a predesignated group of competitors, in which case, 50% of the base target award is paid (target awards range between 30% and 100% of their three-year average salary).

ELCAPP was established in 1996, with the first cycle comprising fiscal years 1996-1998. The Company's performance for the 1999-2001 cycle fell short of predetermined financial goals for the three-year cycle, even though fiscal year 1999 exceeded expectations.

The Committee has decided to discontinue ELCAPP.

Stock Option and Award Plan

The Committee has the power to grant both stock options and restricted stock under the Company's 1996 Stock Option and Award Plan. It has been the Committee's practice to grant stock options to executive officers on an annual basis, usually in the first quarter of each fiscal year. Generally, options vest 25% per year for four years from date of grant and executives must be employed by the Company at the time of vesting in order to exercise the options. The Committee has discretion to grant discounted stock options and has done so when it determined it was necessary to attract and/or retain key executives. The Committee believes that stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. The Company's stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price.

In order to determine the appropriate number of options to be granted to its executive officers in 2001, the Company considered competitive practices for a wide array of companies in a large number of industries. The calculations underlying these guidelines are based on the grant value of the option (i.e., number of shares times the exercise price) in relation to the employee's salary and performance level. The Company's actual 2001 option grants to executive officers were in line with those ranges. The size of each grant was based on a range of potential shares for each eligible employee's level.

In April of 2001, Mr. Drexler was granted options to purchase 250,000 shares at market value at the date of grant. However, unlike most options which vest 25% each year over four years from date of grant, these options will not become exercisable until four and five years from date of grant.

The Committee also determined that it was in the best interests of the Company to accelerate the granting of annual stock option awards to eligible employees, including executive officers, from the first quarter of 2002 to October 2001. Mr. Drexler was granted options to purchase 600,000 shares. The shares become exercisable in annual installments over a three-year period from date of grant. However, unlike most options which are granted at market value, Mr. Drexler received only "premium price" options. The number and price of the shares are as follows: 100,000 at a price which was 17% above the market value at the date of grant, 200,000 at a price which was 22% above the market value at the date of grant and 300,000 at a price which was 28% above the market value at the date of grant. The "premium price" options are intended to reward Mr. Drexler only after shareholders have been delivered growth in the stock price which is consistent with the Committee's philosophies of increasing shareholder value and including at-risk compensation as a significant part of an executive's overall compensation.

Impact of Section 162(m) of the Internal Revenue Code

The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on its compensation plans and has determined that it is the Company's preference to qualify its executives' compensation for deductibility under applicable tax laws, to the extent the Committee determines it is consistent with the Company's best interests. The Company's compensation plans have been designed to permit the Committee to grant awards (other than restricted stock and discounted stock options) which qualify for deductibility under Section 162(m).

To help prevent the loss of deductibility of base salaries, those named executive officers whose base salaries exceed the $1,000,000 limit have from time-to-time voluntarily deferred all or a portion of their compensation above the limit under the Company's deferred compensation plans.

Adrian D. P. Bellamy (Chairman)
Glenda A. Hatchett
Arun Sarin

PERFORMANCE GRAPH

The graph below compares the percentage changes in our cumulative total shareholder return* on our common stock for the five-year period ended February 2, 2002, with the cumulative total return of the S&P 500 Index and the Dow Jones U.S. Retail, Apparel Index. The Dow Jones U.S. Retail, Apparel Index replaced the Dow Jones All Specialty Index, which had been used in years previous to fiscal 2000. However, another indicator, the Dow Jones U.S. Retail Index, and not the Dow Jones U.S. Retail, Apparel Index was used in the performance graph for the fiscal year 2000 proxy statement. In order to transition back to the correct index, and for fiscal year 2001 only, the performance graph below compares the percentage changes in our cumulative total shareholder return* on our common stock with the cumulative total return of both the Dow Jones U.S. Retail Index and Dow Jones U.S. Retail, Apparel Index.

Total Return to Shareholders
(Assumes $100 investment on 02/01/97)

                        [PERFORMANCE CHART APPEARS HERE]

Total Return Analysis
-----------------------------------------------------------------------------------------------
                              02/01/1997 01/31/1998 01/30/1999 01/29/2000 02/03/2001 02/02/2002
----------------------------- ---------- ---------- ---------- ---------- ---------- ----------
The Gap, Inc.                       $100       $205       $507       $530       $293       $186
----------------------------- ---------- ---------- ---------- ---------- ---------- ----------
DJ U.S. Retail Index                $100       $140       $227       $227       $239       $255
----------------------------- ---------- ---------- ---------- ---------- ---------- ----------
DJ U.S. Retail, Apparel Index       $100       $162       $279       $255       $296       $260
----------------------------- ---------- ---------- ---------- ---------- ---------- ----------
S&P 500                             $100       $127       $164       $182       $182       $163
----------------------------- ---------- ---------- ---------- ---------- ---------- ----------

* Total return assumes quarterly reinvestment of dividends.

Source: Carl Thompson and Associates / (800) 959-9677. Data from BRIDGE Information Systems and Dow Jones Total Return Indices.

OTHER REPORTABLE TRANSACTIONS

We have an agreement with Fisher Development, Inc. ("FDI"), a company which is wholly owned by the brother of Donald G. Fisher (our Chairman) and the brother's immediate family. The agreement sets forth the terms under which FDI may act as one of our general contractors in connection with our construction activities. During the 2001 fiscal year, FDI supervised the construction of new store leasehold improvements for

282 store concepts and expansions, remodels and relocations of 171 store concepts. The total amount paid under the agreement was approximately $416 million, including profit and overhead costs of approximately $42 million. This relationship is reviewed annually by the Audit and Finance Committee of the Board of Directors.

In October 2001, the Audit and Finance Committee of the Board of Directors reviewed and approved the terms of agreements to lease to Donald G. Fisher and Doris F. Fisher, directors, and, respectively, the Chairman of and a merchandising consultant to the Company, a total of approximately 26,000 square feet of space in our One Harrison and Two Folsom Corporate San Francisco locations to display portions of their art collection. The agreements provide for base rent ranging from $30 to $42.35 per square foot over a 15-year term. The agreements were reviewed and approved by the Audit and Finance Committee.

In 2000, we made a $2,000,000 loan to Ms. Heidi Kunz, Executive Vice President and Chief Financial Officer, at no interest, secured by a deed of trust on her home and by the stock options granted to her under our 1996 Stock Option and Award Plan. The loan will be due and payable on February 1, 2005, or earlier upon termination of employment.

In 2001, we made a $1,475,000 loan to Mr. Ken Pilot, President, Gap International Division, at 3% interest, secured by a deed of trust on his home and by the stock options and unreleased restricted stock awarded to him under our 1996 Stock Option and Award Plan. The loan will be due and payable on December 31, 2010, or earlier upon termination of employment.

OTHER BUSINESS

If any matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation matters about which the proponent failed to notify us on or before February 20, 2002, shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the Securities and Exchange Commission and matters incident to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at our Annual Meeting in 2003 must be received by us on or before December 5, 2002 to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting. Proposals must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105.

In accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2003 as to which the proponent fails to notify us on or before February 18, 2003 (one year after 45 days prior to the date on which this Proxy Statement was first mailed to shareholders). Notifications must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, CA 94105.

By Order of the Board of Directors,

/s/ Lauri M. Shanahan

Lauri M. Shanahan
Secretary

[LOGO OF THE GAP]


GAP INC. Two Folsom Street, San Francisco, CA 94105 gapinc.com

  ANNUAL MEETING OF SHAREHOLDERS
  Friday, May 10, 2002 Albuquerque, New Mexico
  10:00 a.m. Local Time


  Admission Ticket

  This is your admission ticket to the 2002 Annual Meeting of Shareholders of The Gap, Inc.

  Presentation of this ticket on the day of the meeting will grant admission to the shareholder(s) named on the reverse side of this card.

  Attendance will be limited to shareholders only.



  Gap Inc.

--------------------------------------------------------------------------------


  PROXY                                                               GAP Inc.
  ----------------------------------------------------------------------------

  Annual Meeting of Shareholders - May 10, 2002
  Proxy Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints Millard Drexler, Heidi Kunz and Lauri M. Shenahan, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of The Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 10, 2002 at 10:00 a.m. local time in Albuquerque, New Mexico, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

  IMPORTANT - This proxy must be signed and dated on the reverse side.

  THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE
                                             ---
  REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND, WITH RESPECT TO ANY OTHER MATTERS
                ---
  AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.


  See reverse for voting instructions.

                                                            ____________________
                                                            Company #
                                                            Control #
                                                            ____________________

  There are three ways to vote your Proxy

  Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

  VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE

  . Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 9, 2002.
  . You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
  .  Follow the simple instructions the voice provides you.

  VOTE BY INTERNET - http://www.eproxy.com/gps/ - QUICK *** EASY *** IMMEDIATE

  . Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 9, 2002.
  . You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

  VOTE BY MAIL

  Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to The Gap, Inc., c/o Shareowner Services(TM), P.O. Box 64873, St. Paul, MN 55164-0873.



      If you vote by Phone or Internet, please do not mail your Proxy Card
                               Please detach here

  The Board of Directors Recommends a Vote "FOR" Items 1, 2 and 3.
  1. Election of  01 Adrian D. P. Bellemy  05 Robert J. Fisher    09 Anin Sarin           [_]  Vote FOR            [_] Vote WITHHELD
     directors    02 Millard S. Drexler    06 Glenda A. Hatchett  10 Charles R. Schwab         all nominees            from all
                  03 Donald G. Fisher      07 Steven P. Jobs      11 Mayo A Shattuck III       (except as marked)      nominees
                  04 Doris F. Fisher       08 John M. Lillie

  (Instructions: To withhold authority to vote for any indicated nominee,        ___________________________________________________
  write the number(s) of the nominee(s) in the box provided to the right.)
                                                                                 ___________________________________________________

  2. Ratify the appointment of Deloitte & Touche LLP as independent auditors.    [_]  For         [_]  Against         [_]   Abstain

  3. To approve the proposal to increase the number of shares of the Company's
     Common Stock available for issuance under the Company's Employee Stock
     Purchase Plan.                                                              [_]  For         [_]  Against         [_]   Abstain

  4. Such other business as may properly come before the meeting or any adjournment thereof.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
  FOR EACH PROPOSAL.
  ---
  Address Change? Mark Box  [_]   Indicate changes below:                            Date: ___________________________________, 2002

                                                                                 ___________________________________________________

                                                                                 ___________________________________________________

                                                                                 Signature(s) in Box
                                                                                 Note: Please sign exactly as your name(s) appears
                                                                                 hereon. Joint owners should each sign. When signing
                                                                                 as attorney, executor, administrator, trustee or
                                                                                 guardian, please give full title as such. If a
                                                                                 corporation, please sign in full corporate name by
                                                                                 President or other authorized officer. If a
                                                                                 partnership, please sign in partnership name by
                                                                                 authorized person.